Exhibit 2.2

September 26, 2012

Tempur-Pedic International Inc.

1713 Jaggie Fox Way
Lexington, Kentucky 40511
Attention: Chief Executive Officer

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated of even date herewith (“Merger Agreement”), by and among Tempur-Pedic International Inc., a Delaware corporation (“Parent”), Silver Lightning Merger Company, a Delaware corporation and a direct wholly-owned subsidiary of Parent, and Sealy Corporation, a Delaware corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

The undersigned (the “Stockholder Party”) is the sole record owner of the number of shares of Company Common Stock set forth on Exhibit A hereto (the “Subject Shares”) and the Convertible Notes set forth on Exhibit A hereto (the “Subject Notes” and, together with the Subject Shares and the shares of Company Common Stock issuable upon conversion of the Subject Notes, the “Subject Securities”).  The Stockholder Party understands and acknowledges that (i) the execution and delivery of this letter agreement by the Stockholder Party is a material inducement to the willingness of Parent to enter into the Merger Agreement and (ii) Parent is entitled to rely on the Stockholder Party’s performance of the obligations contained in this letter agreement.

In consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this letter agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Representations and Warranties of the Stockholder Party.  The Stockholder Party hereby represents and warrants as follows:

a.                                       As of the date hereof, the Stockholder Party is the record owner of the Subject Shares and the Subject Notes set forth opposite its name on Exhibit A.  The Stockholder Party has the sole right and authority to vote and dispose of the Subject Shares and the Subject Notes.

b.                                      The Stockholder Party has the requisite power and authority necessary to execute and deliver this letter agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  This letter agreement has been duly authorized by corporate or other action by the Stockholder Party, has been duly executed by the Stockholder Party and constitutes a legal, valid and binding obligation of the Stockholder Party, enforceable against the Stockholder Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).  The Stockholder Party has received a copy of the Merger Agreement, has reviewed this letter agreement and the other documents and agreements contemplated hereby and thereby with representatives of the Company and its business and legal advisors.

c.                                       The execution and delivery by the Stockholder Party of this letter agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, breach, violate or result in a default under its organizational documents.

2.                                       Representations of Parent.  Parent hereby represents and warrants as follows:

a.                                       Parent has the requisite power and authority necessary to execute and deliver this letter agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  This letter agreement has been duly authorized by corporate or other action by Parent, has been duly executed by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

b.                                      The execution and delivery by Parent of this letter agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, breach, violate or result in a default under its organizational documents.

3.                                       Restrictions on Subject Securities.  Until the Expiration Date (as defined below), subject to the terms and conditions contained herein and in the Merger Agreement:

a.                                       The Stockholder Party agrees that it will not, directly or indirectly, (i) sell, transfer (with or without consideration), exchange, pledge or otherwise encumber, assign or otherwise dispose of, or enter into any Contract with respect to the sale, transfer (with or without consideration), exchange, pledge, encumbrance of, assignment or other disposition of, any Subject Securities or any interest therein to any Person, other than Parent or its designees or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Securities.

b.                                      The Stockholder Party agrees that this letter agreement and the obligations hereunder shall attach to the Subject Securities owned by the Stockholder Party and be binding upon any Person to which legal or beneficial ownership of such Subject Securities shall pass, whether by operation of law or otherwise, including the Stockholder Party’s successors.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional Company Common Stock or other voting securities of the Company by the Stockholder Party (whether by purchase, conversion or otherwise), the number of Subject Shares listed on Exhibit A shall be adjusted appropriately, and this letter agreement and the obligations hereunder shall attach to any additional or decreased Company Common Stock or other voting securities of the Company issued to or acquired or disposed of by the Stockholder Party.

c.                                       As used herein, the term “Expiration Date” means the earlier of (i) the Effective Time and (ii) the date and time of the termination of the Merger Agreement in accordance with its terms.

4.                                       No-Shop.  Until and through the Expiration Date, the Stockholder Party hereby agrees that it will not, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, a Takeover Proposal, (ii) furnish or otherwise make available to any Person (other than Parent, Sub or any designees of Parent or Sub) any non-public information relating to the Company or any of its Subsidiaries that would reasonably be expected to result in the making, submission or announcement of, or for the purpose of knowingly encouraging, facilitating or assisting, (A) a Takeover Proposal, or (B) any inquiries that would reasonably be expected to lead to a Takeover Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to a Takeover Proposal, (iv) endorse or recommend a Takeover Proposal, (v) enter into any letter of intent, memorandum of understanding or other Contract of any kind providing for, contemplating, intended to facilitate or otherwise relating to, a Takeover Proposal or (vi) authorize, commit, publicly propose or agree to do any of the foregoing.  For purposes of clarification, it shall not be a breach of this Section 4 to the extent that the Stockholder Party receives an unsolicited Takeover Proposal and refers such Takeover Proposal to the Company without further action.  Nothing herein shall prevent a representative of the Stockholder Party from discharging his fiduciary duties as a member of the Company Board.

5.                                       Conversion of Subject Notes.  Subject to the following sentence, the Stockholder Party hereby agrees that it shall take all action necessary to convert the Subject Notes owned by the Stockholder Party on the first day of the Make-Whole Period (as such term is defined in the Convertible Notes Indenture), including, without limitation, taking all such actions required pursuant to Section 10.04 of the Convertible Notes Indenture to exercise the conversion right with respect to the Subject Notes.  In the event the Make-Whole Period commences prior to any Interest Payment Date (as such term is defined in the Convertible Notes Indenture) and ends after any such Interest Payment Date, the Stockholder Party hereby agrees to take the actions set forth in the immediately preceding sentence only after accruing and receiving in the form of additional Convertible Notes (which shall be deemed additional Subject Notes) the interest in respect of such Interest Payment Date.

6.                                       Consent to Amendment of Convertible Notes Indenture.  The Stockholder Party hereby agrees to take any and all actions reasonably requested by Parent and reasonably necessary to amend the Convertible Notes Indenture and, to the extent applicable, the Base Indenture, the Security Documents, the Intercreditor Agreement, any Guarantee or the Notes (as each such term is defined in the Convertible Notes Indenture) in accordance with the terms of Section 9.02 thereof, including, without limitation, (i) to consent to the deletion of all covenants (affirmative and negative) applicable to or restrictions or other limitations on the Company and its Subsidiaries and all Events of Default (as defined in the Convertible Notes Indenture) that pursuant to the terms of the Convertible Notes Indenture can, in the reasonable judgment of the Stockholder Party, be amended with the consent of the holders of a majority in Initial Principal Amount of the Outstanding Notes (as defined in the Convertible Notes Indenture and giving effect to any limitations in the last proviso of the definition of “Outstanding” therein), including, without limitation, those covenants and Events of Default set forth on Exhibit B hereto and (ii) to authorize and direct the trustee under the Convertible Notes Indenture to enter into a supplemental indenture to give effect to the foregoing; provided, that any and all actions taken pursuant to this Section 6 shall be conditioned upon, but deemed effective immediately prior to, the Closing.  Without limiting the foregoing, the Stockholder Party hereby agrees to reasonably cooperate with Parent, the Co-Issuers (as defined in the Convertible Notes Indenture) and the Trustee (as defined in the Convertible Notes Indenture):

a.                                       to finalize on or prior to the date which is five (5) Business Days prior to the Effective Time, an amendment to the Convertible Notes Indenture and, to the extent applicable the Base Indenture, as herein provided, such amendment to be in form, scope and substance prepared by Parent and reasonably acceptable to the Stockholder Party, the Trustee and the Co-Issuers;

b.                                      to execute and deliver, on or prior to the date which is two (2) Business Days prior to the Effective Time, a consent and direction letter to the Trustee which memorializes the Stockholder Party’s consent to the Trustee’s and the Co-Issuer’s execution of such amendment and directs the Trustee to execute and deliver such amendment to the Co-Issuer and the Stockholder Party substantially concurrently with the Effective Time; and

c.                                       to take any and all other such action necessary to ensure that such amendment shall be effective only as of or substantially concurrently with the Effective Time.

7.                                       Waiver of Appraisal Rights.  To the extent permitted by applicable law, the Stockholder Party hereby agrees to waive any appraisal, dissenters’ or similar rights that the Stockholder Party may have under Delaware law with respect to the Merger.

8.                                       Termination.  This letter agreement shall terminate on the earlier of (i) the date on which all covenants in this letter agreement have been fully performed by the Stockholder Party and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.

9.                                       Miscellaneous.

a.                                       Notice.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (postage prepaid, return receipt requested), by facsimile or by electronic mail (“email”) transmission (so long as receipt of such facsimile or email is request and received and provided that any notice received by facsimile or email on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:

Tempur-Pedic International Inc.
1713 Jaggie Fox Way
Lexington, Kentucky 40511
Attention: Chief Executive Officer
Facsimile: (859) 514-5680
Email: mark.sarvary@tempurpedic.com

with an additional copy (which shall not constitute notice) to:

Tempur-Pedic International Inc.
1713 Jaggie Fox Way
Lexington, Kentucky 40511
Attention: General Counsel
Facsimile: (859) 514-5794
Email: lou.jones@tempurpedic.com

and

Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Attention:  John Utzschneider
Facsimile:  (212) 752-5378
Email: john.utzschneider@bingham.com

If to the Stockholder Party:

Sealy Holding LLC

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

New York, New York 10019

Attention: General Counsel

Fax: 212.750.0003

Email: david.sorkin@kkr.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Sean Rodgers
Facsimile: (212) 455-2502
Email: srodgers@stblaw.com

b.                                      Governing Law.  THIS LETTER AGREEMENT OR ANY CLAIMS ARISING UNDER OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

c.                                       Specific Performance; Injunctive Relief.  The parties acknowledge and agree that (i) the covenants, obligations and agreements of the other party contained herein relate to special, unique and extraordinary matters, and (ii) Parent is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damage.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction located in the Borough of Manhattan in the State of New York without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  If Parent or the Stockholder Party, as the case may be, (i) either (A) brings any action or proceeding to enforce any provision of this letter agreement or to obtain damages as a result of a breach of this letter agreement by the other party or to enjoin any breach of this letter agreement by the other party or (B) defends any such action or proceeding and (ii) prevails in such action or proceeding, as determined by a final non-appealable decision of a court of competent jurisdiction, then the non-prevailing party will, in addition to any other rights and remedies available to the prevailing party, reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding.

d.                                      Consent to Jurisdiction.  Any Action arising out of this letter agreement or any of the transactions contemplated by this letter agreement may only be brought in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction located in the Borough of Manhattan in the State of New York, and each party hereto irrevocably consents to the jurisdiction and venue of the United States District Court for the Southern District of New York and the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, each party hereto irrevocably consents to the jurisdiction and venue of the Court of Chancery of the State of Delaware and the courts hearing appeals therefrom.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action arising out of this letter agreement or any of the transactions contemplated by this letter agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this subclause d, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Action in any such court is brought in an inconvenient forum, that the venue of such Action is improper, or that this letter agreement, or the subject matter of this letter agreement, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.  Each party shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that it will at all times have an agent for service of process for the above purposes.  Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any Action arising out of this letter agreement or any of the transactions contemplated by this letter agreement by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this letter agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party may be subject to suit.  Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that each such party’s consent to jurisdiction and service contained in this subclause d is solely for any Action arising out of this letter agreement or any of the transactions contemplated by this letter agreement and shall not be deemed to be a general submission to said courts other than for such purpose

e.                                       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

f.                                         Severability.  If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this letter agreement are fulfilled to the extent possible.

g.                                      Limited Liability of Partners.  Notwithstanding any other provision of this letter agreement, no member or general partner or limited partner of any member, nor any future member or general partner or limited partner of any future member, shall have any personal liability for the performance of any obligation of the Stockholder Party under this letter agreement.  Any liability of the Stockholder Party under this letter agreement shall be satisfied solely out of the assets of the Stockholder Party.

h.                                      Entire Agreement; Assignment.  This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreement and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned (by operation of Law or otherwise) without the prior written consent of all of the other parties hereto.  Subject to the preceding sentence, this letter agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective permitted successors and assigns.

i.                                          Counterparts.  This letter agreement may be executed and delivered (including by facsimile, “.pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

j.                                          Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

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Please indicate your agreement to the covenants and terms set forth above by executing this letter agreement where indicated below and returning a signed copy to the attention of the Stockholder Party.

Very truly yours,

SEALY HOLDING LLC

By:	/s/ Simon Brown
Name: Simon Brown
Title: Authorized Signatory

ACCEPTED AND AGREED:

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/s/ Dale E. Williams
Name: Dale E. Williams
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Letter Agreement]